Exhibit 5.1

September 1, 2020

Coca-Cola FEMSA, S.A.B. de C.V.

Calle Mario Pani 100

Colonia Santa Fe Cuajimalpa

Delegación Cuajimalpa de Morelos

México, D.F. 05348

Ladies and Gentlemen:

We have acted as special United States counsel to Coca-Cola FEMSA, S.A.B. de C.V. (the “Company”), a publicly traded variable capital stock corporation (sociedad anónima bursátil de capital variable) organized under the laws of the United Mexican States (“Mexico”), and each of the entities listed in Schedule A hereto (each, a “Guarantor” and, collectively, the “Guarantors”), in connection with the Company’s offering pursuant to a registration statement on Form F-3ASR (No. 333-235558) of U.S.$705,000,000 aggregate principal amount of its 1.850% Senior Notes due 2032 (the “Notes”) and the Guarantors’ guarantees relating to the Notes (the “Subsidiary Guarantees,” and together with the Notes, the “Securities”) to be issued under an indenture, dated as of February 5, 2010, between the Company and The Bank of New York Mellon (the “Trustee”), as trustee, security registrar, paying agent and transfer agent (the “Base Indenture”), as amended and supplemented by the tenth supplemental indenture dated as of September 1, 2020, among the Company, the Guarantors and the Trustee (the “Tenth Supplemental Indenture”). As used herein, “Indenture” means the Base Indenture, as supplemented by the Tenth Supplemental Indenture. Such registration statement, as amended as of its most recent effective date (August 25, 2020), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein but excluding Exhibit 25.1, is herein called the “Registration Statement.”

In arriving at the opinions expressed below, we have reviewed the Registration Statement, including the Base Indenture, which is filed as an exhibit thereto, and we have reviewed the Tenth Supplemental Indenture and the global notes representing the Notes. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	The Notes are valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

2.	The Subsidiary Guarantees are valid, binding and enforceable obligations of the Guarantors.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or the Guarantors, (a) we have assumed that the Company, the Guarantors and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company and the Guarantors regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, to general principles of equity and to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Base Indenture, Tenth Supplemental Indenture or the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist. We note that (a) the designation in Section 115 of the Base Indenture of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to the Base Indenture or the Securities and the designation in Section 1101 of the Tenth Supplemental Indenture of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to the Tenth Supplemental Indenture, respectively, is (notwithstanding the waivers in Section 115 of the Base Indenture and Section 1101 of the Tenth Supplemental Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding; and (b) the enforceability in the United States of the waivers in Section 115 of the Base Indenture and Section 1101 of the Tenth Supplemental Indenture by the Company of any immunity from jurisdiction or to service of process is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976.

We express no opinion as to the enforceability of Section 1009 of the Base Indenture or Section 1103 of the Tenth Supplemental Indenture, providing for indemnification by the Company and the Guarantors of the Trustee and the holders of the Securities against any loss in obtaining the currency due to the Trustee or such holders of the Securities from a court judgment in another currency.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the incorporation by reference of this opinion in the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement under the heading “Validity of Securities” and in any prospectus supplement related thereto under the heading “Validity of the Notes” as counsel for the Company and the Guarantors who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Duane McLaughlin
Duane McLaughlin, a Partner

SCHEDULE A

1.	Propimex, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable (variable capital limited liability company), organized under the laws of Mexico.

2.	Comercializadora La Pureza de Bebidas, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable (variable capital limited liability company), organized under the laws of Mexico.

3.	Grupo Embotellador Cimsa, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable (variable capital limited liability company), organized under the laws of Mexico.

4.	Refrescos Victoria del Centro, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable (variable capital limited liability company), organized under the laws of Mexico.

5.

Distribuidora y Manufacturera del Valle de México, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable (variable capital limited liability company), organized under the laws of Mexico.

6.	Yoli de Acapulco, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable (variable capital limited liability company), organized under the laws of Mexico.

7.	Controladora Interamericana de Bebidas, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable (variable capital limited liability company), organized under the laws of Mexico.